Execution Copy
EXHIBIT 1.1
Illumina, Inc.
0.625% Convertible Senior Notes due 2014
Purchase Agreement
February 12, 2007
Goldman, Sachs & Co.,
Deutsche Bank Securities Inc.
As representatives of the several Purchasers
named in Schedule I hereto,
c/o Goldman, Sachs & Co.,
85 Broad Street,
New York, New York 10004.
Ladies and Gentlemen:
     Illumina, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the Purchasers named in Schedule I hereto (the “Purchasers”) an aggregate of $350,000,000 principal amount of its 0.625% Convertible Senior Notes due 2014, convertible into shares of common stock, par value $0.01 per share (“Stock”), of the Company (the “Firm Securities”) and, at the election of the Purchasers, to issue and sell to the Purchasers up to an aggregate of $50,000,000 additional aggregate principal amount of such notes (the “Optional Securities,” and together with the Firm Securities the “Securities”), solely to cover over-allotments.
     1. The Company represents and warrants to, and agrees with, each of the Purchasers that:
     (a) A preliminary offering circular, dated February 12, 2007 (the “Preliminary Offering Circular”) and an offering circular, dated February 12, 2007 (the “Offering Circular”) have been prepared in connection with the offering of the Securities and shares of the Stock issuable upon conversion thereof. The Preliminary Offering Circular, as amended and supplemented immediately prior to the Applicable Time (as defined in Section 1(b)), is hereinafter referred to as the “Pricing Circular.” Any reference to the Preliminary Offering Circular, the Pricing Circular or the Offering Circular shall be deemed to refer to and include all documents filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to Section 12, 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or prior to the date of such circular and directly or indirectly incorporated by reference into such circular, and any reference to the Preliminary Offering Circular or the Offering Circular, as the case may be, as amended or supplemented, as of any specified date after the date of such circular shall be deemed to include (i) any documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of such circular and on or prior to such specified date and (ii) any Additional Issuer Information (as defined in Section 5(f)) furnished by the Company prior to the completion of the distribution of the Securities; and all documents filed under the Exchange Act and so deemed to be included in the Preliminary Offering Circular, the Pricing Circular or the Offering Circular, as the case may be, or any amendment or supplement thereto are hereinafter called the “Exchange Act Reports.” The Exchange Act Reports, when they were or are filed with the Commission or when they became effective, as the case may be, conformed or will conform in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder; and no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement and prior to the execution of this Agreement, except as set forth on Schedule II(a) hereof. The Preliminary Offering Circular or the Offering Circular and any amendments or supplements thereto and the Exchange Act Reports did not and will not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser through Goldman, Sachs & Co. expressly for use therein;
     (b) For the purposes of this Agreement, the “Applicable Time” is 5:00 p.m. (Eastern time) on the date of this Agreement; the Pricing Circular, the information set forth in Schedule III hereto and the documents listed on Schedule II(b) hereto, taken together (collectively, the “Pricing Disclosure Package”) as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Company Supplemental Disclosure Document (as defined in Section 6(a)(i)) listed on Schedule II(c), if any, hereto does not conflict with the information contained in the Pricing Circular or the Offering Circular, and each such Company Supplemental Disclosure Document, as supplemented by and taken together with the Pricing Disclosure Package as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties made in this Section 1(b) shall not apply to any statements or omissions made in any Company Supplemental Disclosure Document or the Pricing Disclosure Package in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser through Goldman, Sachs & Co. expressly for use therein;
     (c) Neither the Company nor any of its subsidiaries has sustained since the date of the latest audited financial statements included or incorporated by reference in the Pricing Circular any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Circular; and, since the respective dates as of which information is given in the Pricing Circular, there has not been any change in the capital stock (other than upon the issuance and exercise of options granted pursuant to the Company’s stock option and purchase plans) or long-term debt of the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Pricing Circular;
     (d) The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects, in each case except such as described in the Pricing Circular or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries;
     (e) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the Pricing Circular, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where failure to be so qualified in any such jurisdiction does not and would not have a material adverse effect upon the assets, business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or on the consummation of any of the transactions contemplated hereby (a “Material Adverse Effect”); and each subsidiary of the Company has been duly incorporated or organized, as the case may be, and is validly existing as a corporation or other entity, as the case may be, in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, except where the failure to be so incorporated, organized and existing would not have a Material Adverse Effect;
     (f) The Company has an authorized capitalization as set forth in the Pricing Circular, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable; the shares of Stock initially issuable upon conversion of the Securities have been duly and validly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the Securities and the Indenture (as defined below), will be duly and validly issued, fully paid and non-assessable and will conform in all material respects to the description of the Stock contained in the Pricing Disclosure Package and the Offering Circular; and all of the issued shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and (except for directors’ qualifying shares) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims;
     (g) The Securities have been duly authorized and, when issued, authenticated and delivered pursuant to this Agreement and the Indenture, will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the indenture to be dated as of February 16, 2007 (the “Indenture”) between the Company and The Bank of New York, as Trustee (the “Trustee”), under which they are to be issued, which will be substantially in the form previously delivered to you, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; the Indenture has been duly authorized and, when executed and delivered by the Company and the Trustee, the Indenture will constitute a valid and legally binding instrument, enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and the Securities and the Indenture will conform in all material respects to the descriptions thereof in the Pricing Disclosure Package and the Offering Circular and will be in substantially the form previously delivered to you;
     (h) The Registration Rights Agreement to be dated as of February 16, 2007 (the “Registration Rights Agreement”), which will be substantially in the form previously delivered to you, has been duly authorized, and as of the First Time of Delivery (as defined herein), will have been duly executed and delivered by the Company, and will constitute a valid and legally binding instrument enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and the Registration Rights Agreement will conform in all material respects to the descriptions thereof in the Pricing Disclosure Package and the Offering Circular;
     (i) The consummation by the Company of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Securities) will not violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System;
     (j) Prior to the date hereof, neither the Company nor, to the best of the Company’s knowledge, any of its affiliates has taken any action which is designed to or which has constituted or which would reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company in connection with the offering of the Securities;
     (k) (A) Except as would not result in a Material Adverse Effect, the issue and sale of the Securities and the compliance by the Company with all of the provisions of the Securities, the Indenture, the Registration Rights Agreement and this Agreement and the consummation by the Company of the transactions herein and therein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; (B) nor will such action result in (i) any violation of the provisions of the Certificate of Incorporation or By-laws of the Company or (ii) except as would not result in a Material Adverse Effect, a violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties; and (C) no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Securities or the consummation by the Company of the transactions contemplated by this Agreement , the Indenture or the Registration Rights Agreement, except for the filing and effectiveness of a registration statement by the Company with the Commission pursuant to the United States Securities Act of 1933, as amended (the “Act”) pursuant to the Registration Rights Agreement, the qualification of the Indenture under the United States Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) upon the effectiveness of such registration statement and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws or by the National Association of Securities Dealers, Inc., in connection with the purchase and distribution of the Securities by the Purchasers and except as where failure to obtain them or take such action would not result in a Material Adverse Effect;
     (l) Neither the Company nor any of its subsidiaries is (A) in violation of its Certificate of Incorporation or By-laws or (B) except as does not and would not have a Material Adverse Effect, in default in the performance or observance of any material obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound;
     (m) The statements set forth in the Pricing Circular and the Offering Circular under the caption “Description of Notes” and “Description of Common Stock,” insofar as they purport to constitute a summary of the terms of the Securities and the Stock are an accurate summary thereof in all material respects; the statements set forth in the Pricing Circular and the Offering Circular under the captions “Description of Convertible Note Hedge and Warrant Transactions,” “Certain United States Federal Income Tax Considerations” and “Plan of Distribution,” insofar as they purport to describe the provisions of the laws and/or documents referred to therein, are accurate in all material respects;
     (n) Other than as set forth in the Pricing Circular, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect; and, except as set forth in the Pricing Circular, to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others;
     (o) When the Securities are issued and delivered pursuant to this Agreement, the Securities will not be of the same class (within the meaning of Rule 144A under the Act) as securities which are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system;
     (p) The Company is subject to Section 13 or 15(d) of the Exchange Act;
     (q) The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof will not be, an “investment company,” as such term is defined in the United States Investment Company Act of 1940, as amended (the “Investment Company Act”);
     (r) Neither the Company nor any person acting on its or their behalf has offered or sold the Securities by means of any general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Act;
     (s) Within the preceding six months, neither the Company nor any other person acting on behalf of the Company has offered or sold to any person any Securities, or any securities of the same or a similar class as the Securities, other than Securities offered or sold to the Purchasers hereunder. The Company will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 of Regulation S under the Act) of any Securities or any substantially similar security issued by the Company, within six months subsequent to the date on which the distribution of the Securities has been completed (as notified to the Company by Goldman, Sachs & Co.), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Securities in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Act;
     (t) The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. As of January 1, 2006, the Company’s internal control over financial reporting was effective; the Company believes that its internal control over financial reporting is effective as of the date of this agreement; and the Company is not aware of any material weaknesses in its internal control over financial reporting;
     (u) Since January 1, 2006, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting;
     (v) The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective;
     (w) Ernst & Young LLP, which has audited certain financial statements of the Company and its subsidiaries is an independent registered public accounting firm as required by the Act and the rules and regulations of the Commission thereunder;
     (x) The Company is conducting business in compliance with all applicable statutes, rules, regulations, standards, guides and orders administered or issued by any governmental or regulatory authority in the jurisdictions in which it is conducting business, except as does not and would not have a Material Adverse Effect;
     (y) The Company is not in violation of any statute, or any rule, regulation, decision or order of any governmental agency or body or any court relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), does not own or operate any real property which to its knowledge is contaminated with any substance that is subject to any Environmental Laws, is not to its knowledge liable for any off-site disposal or contamination pursuant to any Environmental Laws, and is not subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would have, individually or in the aggregate, a Material Adverse Effect; and the Company is not aware of any pending investigation which could be reasonably likely to lead to such a claim; and
     (z) Except as described in the Pricing Circular, the Company owns or has licenses or other rights to use any patents, patent licenses, trademarks, trade names, service marks, service names,

copyrights and other proprietary intellectual property rights (collectively, “Intellectual Property”) necessary to conduct its business in the manner in which it has been and is contemplated to be conducted as described in the Offering Circular; to the Company’s knowledge, such Intellectual Property is valid, binding and enforceable and does not conflict with the rights of others, except as described in the Pricing Circular and except for such conflicts as would not have a Material Adverse Effect; the Company or its assignor has duly and properly filed with the United States Patent and Trademark Office the pending patent applications referred to in the Offering Circular (the “Patent Applications”), except for immaterial clerical errors or technical defects; the information contained in the Pricing Circular and Offering Circular concerning the Patent Applications and Intellectual Property is accurate in all material respects; and, except as described in the Pricing Circular, the Company has not received any notice from any person of infringement of or conflict with (and knows of no such infringement of or conflict with) asserted rights of others with respect to any Intellectual Property or any trade secrets, proprietary information, inventions, know how, processes and procedures owned or used by or licensed to the Company which, if determined adversely to the Company, would have, individually or in the aggregate, a Material Adverse Effect.
     2. Subject to the terms and conditions herein set forth, (a) the Company agrees to issue and sell to each of the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price of 97.75% of the principal amount thereof, the principal amount of Securities set forth opposite the name of such Purchaser in Schedule I hereto, and (b) in the event and to the extent that the Purchasers shall exercise the election to purchase Optional Securities as provided below, the Company agrees to issue and sell to the Purchasers, and each of the Purchasers agrees to purchase from the Company, at the same purchase price set forth in clause (a) of this Section 2, that portion of the aggregate principal amount of the Optional Securities as to which such election shall have been exercised (to be adjusted by you so as to eliminate fractions of $1,000) determined by multiplying such aggregate principal amount of Optional Securities by a fraction, the numerator of which is the maximum aggregate principal amount of Optional Securities which such Purchaser is entitled to purchase as set forth opposite the name of such Purchaser in Schedule I hereto and the denominator of which is the maximum aggregate principal amount of Optional Securities that all of the Purchasers are entitled to purchase hereunder.
     The Company hereby grants to the Purchasers the right to purchase at their election up to $50,000,000 aggregate principal amount of Optional Securities, solely for the purpose of covering over-allotments, if any, in connection with the offer and sale of the Firm Securities, at the purchase price set forth in clause (a) of the first paragraph of this Section 2. Any such election to purchase Optional Securities may be exercised by written notice from you to the Company, given within a period of 30 calendar days after the date of this Agreement, setting forth the aggregate principal amount of Optional Securities to be purchased and the date on which such Optional Securities are to be delivered, as determined by Goldman Sachs & Co., which shall in no event earlier than the First Time of Delivery (as defined in Section 4 hereof) or, unless Goldman Sachs & Co. and the Company otherwise agree in writing, earlier than three or later than ten New York Business Days after the date of such notice. For the purposes of this Agreement, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.
     3. Upon the authorization by you of the release of the Securities, the several Purchasers propose to offer the Securities for sale upon the terms and conditions set forth in this Agreement and the Offering Circular and each Purchaser hereby represents and warrants to, and agrees with the Company that:
     (a) It will offer and sell the Securities only to persons who it reasonably believes are “qualified institutional buyers” (“QIBs”) within the meaning of Rule 144A under the Act in transactions meeting the requirements of Rule 144A;
     (b) It is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Act; and
     (c) It will not offer or sell the Securities by any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) of Regulation D under the Act.
     4.
     (a) The Securities to be purchased by each Purchaser hereunder will be represented by one or more definitive global Securities in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian. The Company will deliver the Securities to Goldman, Sachs & Co., for the account of each Purchaser, against payment by or on behalf of such Purchaser of the purchase price therefor by wire transfer in Federal (same day) funds, by causing DTC to credit the Securities to the account of Goldman, Sachs & Co. at DTC. The Company will cause the certificates representing the Securities, or a true copy thereof, to be made available to Goldman, Sachs & Co. for checking at least twenty-four hours prior to each Time of Delivery (as defined below) at the offices of Dewey Ballantine LLP in New York, NY (the “Closing Location”). The time and date of such delivery and payment shall be, with respect to the Firm Securities, 9:30 a.m., New York City time, on February 16, 2007, or at such other time and date as you and the Company may agree upon in writing, and, with respect to the Optional Securities, 9:30 a.m., New York City time, on the date specified by you in the written notice given by you of Goldman, Sachs & Co.’s election to purchase the Optional Securities, or at such other time and date as you and the Company may agree upon in writing. Such time and date for delivery of the Firm Securities is herein called the “First Time of Delivery,” such time and date for delivery of the Optional Securities, if not the First Time of Delivery, is herein called an “Optional Time of Delivery,” and each such time and date for delivery is herein called a “Time of Delivery.”
     (b) The documents to be delivered at each Time of Delivery by or on behalf of the parties hereto pursuant to Section 8 hereof, including the cross-receipt for the Securities and any additional documents requested by the Purchasers pursuant to Section 8(k) hereof, will be delivered at such time and date at the Closing Location, and the Securities will be delivered through DTC, all at such Time of Delivery. A meeting will be held at the Closing Location on the New York Business Day next preceding such Time of Delivery, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto.
     5. The Company agrees with each of the Purchasers:
     (a) To prepare the Offering Circular in a form approved by you; to make no amendment or any supplement to the Offering Circular which shall be disapproved by you promptly after reasonable notice thereof; and to furnish you with copies thereof;

     (b) Promptly from time to time to take such action as you may reasonably request to qualify the Securities and the shares of Stock issuable upon conversion of the Securities for offering and sale under the securities laws of such jurisdictions as you may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation, file a general consent to service of process, or take any action that would subject it to taxation, in any jurisdiction;
     (c) To furnish the Purchasers with written and electronic copies of the Offering Circular in such quantities as you may from time to time reasonably request, and if, at any time prior to the expiration of nine months after the date of the Offering Circular, any event shall have occurred as a result of which the Offering Circular as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Offering Circular is delivered, not misleading, or, if for any other reason it shall be necessary or desirable during such same period to amend or supplement the Offering Circular, to notify you and upon your request to prepare and furnish without charge to each Purchaser and to any dealer in securities as many written and electronic copies as you may from time to time reasonably request of an amended Offering Circular or a supplement to the Offering Circular which will correct such statement or omission or effect such compliance;
     (d) During the period beginning from the date hereof and continuing until the date 90 days after the date of the Offering Circular, not to offer, sell contract to sell or otherwise dispose of, except as provided hereunder, the economic interest in any securities of the Company that are substantially similar to the Securities or the Stock, including but not limited to any securities that are convertible into or exercisable or exchangeable for, or that represent the right to receive, Stock or any such substantially similar securities without your written consent (other than (i) upon the conversion, exchange or exercise of convertible, exchangeable or exercisable securities outstanding as of the date of this Agreement or (ii) pursuant to employee stock option or stock purchase plans existing on the date of this Agreement;
     (e) Not to be or become, at any time prior to the expiration of two years after the last Time of Delivery, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act;
     (f) At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, for the benefit of holders from time to time of Securities, to furnish at its expense, upon request, to holders of Securities and prospective purchasers of securities information (the “Additional Issuer Information”) satisfying the requirements of subsection (d)(4)(i) of Rule 144A under the Act;
     (g) If requested by you, to use its best efforts to cause the Securities to be eligible for the PORTAL trading system of the National Association of Securities Dealers, Inc.;
     (h) During the period of two years after the last Time of Delivery, the Company will not, and will use its reasonable best efforts not to permit any of its “affiliates” (as defined in Rule 144 under the Act) to, resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them;

     (i) To use the net proceeds received by it from the sale of the Securities pursuant to this Agreement in the manner specified in the Pricing Circular under the caption “Use of Proceeds”;
     (j) To reserve and keep available at all times, free of preemptive rights, shares of Stock for the purpose of enabling the Company to satisfy any obligations to issue shares of its Stock upon conversion of the Securities; and
     (k) To use its best efforts to list for quotation the shares of Stock issuable upon conversion of the Securities on the Nasdaq Stock Market Inc.’s Global Market (“NASDAQ”).
     6.
     (a)
     (i) The Company represents and agrees that, without the prior consent of Goldman, Sachs & Co., it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the Act (any such offer is hereinafter referred to as a “Company Supplemental Disclosure Document”);
     (ii) each Purchaser represents and agrees that, without the prior consent of the Company and Goldman, Sachs & Co., other than one or more term sheets relating to the Securities containing customary information, it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute a “free writing prospectus,” as defined in Rule 405 under the Act; and
     (iii) each Company Supplemental Disclosure Document, if any, the use of which has been consented to by the Company and Goldman, Sachs & Co., is listed on Schedule II(b) and II(c) hereto;
     7. The Company covenants and agrees with the several Purchasers that the Company will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the issue of the Securities and the shares of Stock issuable upon conversion of the Securities and all other expenses in connection with the preparation, printing, reproduction and filing of the Preliminary Offering Circular and the Offering Circular and any amendments and supplements thereto and the mailing and delivering of copies thereof to the Purchasers and dealers; (ii) the cost of printing or producing any Blue Sky Memorandum or closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Securities; (iii) all expenses in connection with the qualification of the Securities and the shares of Stock issuable upon conversion of the Securities for offering and sale under state securities laws as provided in Section 5(b) hereof, including the reasonable fees and disbursements of counsel for the Purchasers in connection with such qualification and in connection with any Blue Sky and legal investment surveys; (iv) any fees charged by securities rating services for rating the Securities; (v) the cost of preparing the Securities; (vi) the fees of the Trustee and any agent of the Trustee in connection with the Indenture and the Securities;

(vii) any cost incurred in connection with the designation of the Securities for trading in PORTAL and the listing of the shares of Stock issuable upon conversion of the Securities; and (viii) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section. It is understood, however, that, except as provided in this Section, and Sections 9 and 12 hereof, the Purchasers will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Securities by them, and any advertising expenses connected with any offers they may make.
     8. The obligations of the Purchasers hereunder shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company herein are, at and as of each Time of Delivery, true and correct, the condition that the Company shall have performed all of its obligations required to be performed prior to such Time of Delivery and the following additional conditions:
     (a) Sullivan & Cromwell LLP, counsel for the Purchasers, shall have furnished to you such opinion or opinions, dated such Time of Delivery, with respect to such matters as you may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;
     (b) Dewey Ballantine LLP, counsel for the Company, shall have furnished to you their written opinion, dated such Time of Delivery, in the form set forth in Annex II hereto.
     (c) On the date of the execution of this Agreement, on the date of the Offering Circular and also at each Time of Delivery, Ernst & Young LLP, separately with respect to the Company and Solexa, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Solexa”), shall have furnished to you a letter or letters, dated the respective dates of delivery thereof, in form and substance reasonably satisfactory to you;
     (d) (i) Neither the Company nor any of its subsidiaries shall have sustained since the date of the latest audited financial statements included in the Pricing Circular any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Circular, (ii) since the respective dates as of which information is given in the Pricing Circular there shall not have been any change in the capital stock, short-term debt or long-term debt of the Company or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Pricing Circular and (iii) on or after the Applicable Time, no court or other tribunal shall have issued any order or ruling in any proceeding in which the Company is a party, the effect of which, in any such case described in clause (i), (ii) or (iii), is in your judgment so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Securities being issued at such Time of Delivery on the terms and in the manner contemplated in this Agreement and in the Offering Circular;
     (e) On or after the Applicable Time (i) no downgrading shall have occurred in the rating accorded the Company’s debt securities by any “nationally recognized statistical rating organization,” as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities;
     (f) On or after the Applicable Time there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or on NASDAQ; (ii) a suspension or material limitation in trading in the Company’s securities on NASDAQ; (iii) a general moratorium on commercial banking activities declared by either Federal or New York or California State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in your judgment makes it impracticable or inadvisable to proceed with the offering or the delivery of the Securities being issued at such Time of Delivery on the terms and in the manner contemplated in the Offering Circular;
     (g) The Securities have been designated for trading on PORTAL;
     (h) The shares of Stock issuable upon conversion of the Securities shall have been duly listed for quotation on NASDAQ;
     (i) The Purchasers shall have received a counterpart of the Registration Rights Agreement that shall have been executed and delivered by a duly authorized officer of the Company;
     (j) The Company shall have obtained and delivered to the Purchasers executed copies of an agreement from each executive officer and director of the Company, in the form set forth in Annex I hereto (each, a “Lock-Up Agreement”);
     (k) The Company shall have furnished or caused to be furnished to you at such Time of Delivery certificates of officers of the Company reasonably satisfactory to you as to the accuracy of the representations and warranties of the Company herein at and as of such Time of Delivery, as to the performance by the Company of all of its obligations hereunder to be performed at or prior to such Time of Delivery, as to the matters set forth in subsection (d) of this Section and as to such other matters as you may reasonably request.
     9.
     (a) The Company will indemnify and hold harmless each Purchaser against any losses, claims, damages or liabilities, joint or several, to which such Purchaser may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular, or any amendment or supplement thereto, any Company Supplemental Disclosure Document and the information on Schedule III hereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading, and will reimburse each Purchaser for any legal or other expenses reasonably incurred by such Purchaser in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular or any such amendment or supplement, or any Company Supplemental Disclosure Document, in reliance upon and in conformity with written information furnished to the Company by any Purchaser through Goldman, Sachs & Co. expressly for use therein.
     (b) Each Purchaser will indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular, or any amendment or supplement thereto, or any Company Supplemental Disclosure Document, or arise out of or are based upon the omission or alleged omission to state therein a material fact or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular or any such amendment or supplement, or any Company Supplemental Disclosure Document in reliance upon and in conformity with written information furnished to the Company by such Purchaser through Goldman, Sachs & Co. expressly for use therein, and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred.
     (c) Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, promptly notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.
     (d) If the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Purchasers on the other from the offering of the Securities. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Purchasers, in each case as set forth in the Offering Circular. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Purchasers on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Purchasers agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased by it and distributed to investors were offered to investors exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.
     (e) The obligations of the Company under this Section 9 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Purchaser within the meaning of the Act and each broker-dealer affiliate of any Purchaser; and the obligations of the Purchasers under this Section 9 shall be in addition to any liability which the respective Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and to each person, if any, who controls the Company within the meaning of the Act or the Exchange Act.
     10.
     (a) If any Purchaser shall default in its obligation to purchase the Securities which it has agreed to purchase hereunder, you may in your discretion arrange for you or another party or other parties to purchase such Securities on the terms contained herein at each Time of Delivery. If within thirty-six hours after such default by any Purchaser, you do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties reasonably satisfactory to you to purchase such Securities on such terms. In the event that, within the respective prescribed periods, you notify the Company that you have so arranged for the purchase of such Securities, or the Company notifies you that it has so arranged for the purchase of such Securities, you or the Company shall have the right to postpone such Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Offering Circular, or in any other documents or arrangements, and the Company agrees to prepare promptly any amendments to the Offering Circular which in your opinion may thereby be made necessary. The term “Purchaser” as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement with respect to such Securities.
     (b) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of such Securities which remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Securities to be purchased at such Time of Delivery, then the Company shall have the right to require each non-defaulting Purchaser to purchase the principal amount of Securities which such Purchaser agreed to purchase hereunder at such Time of Delivery and, in addition, to require each non-defaulting Purchaser to purchase its pro rata share (based on the principal amount of Securities which such Purchaser agreed to purchase hereunder) of the Securities of such defaulting Purchaser or Purchasers for which such arrangements have not been made; but nothing herein shall relieve any defaulting Purchaser from liability for its default.
     (c) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of Securities which remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Securities to be purchased at such Time of Delivery, or if the Company shall not exercise the right described in subsection (b) above to require non-defaulting Purchasers to purchase Securities of the defaulting Purchaser or Purchasers, then this Agreement (or, with respect to an Optional Time of Delivery, the obligation of the Purchasers to purchase and of the Company to sell the Optional Securities) shall thereupon terminate, without liability on the part of any non-defaulting Purchaser or the Company, except for the expenses to be borne by the Company and the Purchasers as provided in Section 7 hereof and the indemnity and contribution agreements in Section 9 hereof; but nothing herein shall relieve a defaulting Purchaser from liability for its default.
     11. The respective indemnities, agreements, representations, warranties and other statements of the Company and the several Purchasers, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Purchaser or any controlling person of any Purchaser, or the Company, or any officer or director or controlling person of the Company, and shall survive delivery of and payment for the Securities. Any representation or opinion that is based on the knowledge of the person giving such representation or opinion shall be deemed to include a representation or opinion that such person has conducted a reasonable investigation to ascertain the accuracy of the representation or opinion.
     12. If this Agreement shall be terminated pursuant to Section 10 hereof, the Company shall not then be under any liability to any Purchaser except as provided in Sections 7 and 9 hereof; but, if for any other reason, any Securities are not delivered by or on behalf of the Company as provided herein, the Company will reimburse the Purchasers through you for all out-of-pocket expenses approved in writing by you, including fees and disbursements of counsel, subject to the limitations set forth herein, in each case reasonably incurred by the Purchasers in making preparations for the purchase, sale and delivery of the Securities not so delivered, but the Company shall then be under no further liability to any Purchaser except as provided in Sections 7 and 9 hereof.
          In all dealings hereunder, you shall act on behalf of each of the Purchasers, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Purchaser made or given by you jointly or by Goldman, Sachs & Co. on behalf of you as the representatives.
          All statements, requests, notices and agreements hereunder shall be in writing, and if to the Purchasers shall be delivered or sent by mail, telex or facsimile transmission to you as the representatives in care of Goldman, Sachs & Co., One New York Plaza, 42nd Floor, New York, New York 10004, Attention: Registration Department; and if to the Company shall be delivered or sent by mail, telex or facsimile transmission to the address of the Company set forth in the Offering Circular, Attention: Chief Financial Officer; provided, however, that any notice to a Purchaser pursuant to Section 9(c) hereof shall be delivered or sent by mail, telex or facsimile transmission to such Purchaser at its address set forth in its Purchasers’ Questionnaire, or telex constituting such Questionnaire, which address will be supplied to the Company by you upon request. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.
     13. This Agreement shall be binding upon, and inure solely to the benefit of, the Purchasers, the Company and, to the extent provided in Sections 9 and 11 hereof, the officers and directors of the Company and each person who controls the Company or any Purchaser, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Securities from any Purchaser shall be deemed a successor or assign by reason merely of such purchase.
     14. Time shall be of the essence of this Agreement.
     15. The Company acknowledges and agrees that (i) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the several Purchasers, on the other, (ii) in connection therewith and with the process leading to such transaction each Purchaser is acting solely as a principal and not the agent or fiduciary of the Company, (iii) no Purchaser has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Purchaser has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company agrees that it will not claim that the Purchaser, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.
     16. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Purchasers, or any of them, with respect to the subject matter hereof.

     17. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
     18. The Company and each of the Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
     19. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.
     20. Notwithstanding anything herein to the contrary, the Company (and the Company’s employees, representatives, and other agents) are authorized to disclose to any and all persons, the tax treatment and tax structure of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Company relating to that treatment and structure, without the Purchasers’ imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax treatment” means US federal and state income tax treatment, and “tax structure” is limited to any facts that may be relevant to that treatment.

If the foregoing is in accordance with your understanding, please sign and return to us five counterparts hereof, and upon the acceptance hereof by you, on behalf of each of the Purchasers, this letter and such acceptance hereof shall constitute a binding agreement between each of the Purchasers and the Company. It is understood that your acceptance of this letter on behalf of each of the Purchasers is pursuant to the authority set forth in a form of Agreement among Purchasers, the form of which shall be submitted to the Company for examination upon request, but without warranty on your part as to the authority of the signers thereof.

Very truly yours,

Illumina, Inc.

By:	/s/ Christian Henry

	Name:	Christian Henry
	Title:	Senior Vice President and Chief Financial Officer

Accepted as of the date hereof:

Goldman, Sachs & Co. Deutsche Bank Securities Inc.

By	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

On behalf of each of the Purchasers

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SCHEDULE I

		Aggregate
		Principal
		Amount of
	Principal	Optional
	Amount of	Securities to be
	Securities	Purchased if
	to be	Maximum Option
Purchaser	Purchased	Exercised
Goldman, Sachs & Co.	$210,000,000	$30,000,000
Deutsche Bank Securities Inc.	140,000,000	20,000,000

Total	$350,000,000	$50,000,000

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SCHEDULE II
     (a) Additional Documents Incorporated by Reference:
     None
     (b) Company Supplemental Disclosure Documents contained in the Pricing Disclosure Package:
     Final Term Sheet on Schedule III hereto
     (c) Company Supplemental Disclosure Documents not contained in the Pricing Disclosure Package
     Electronic roadshow presentation as filed on www.netroadshow.com

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SCHEDULE III
FINAL TERM SHEET

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FINAL PRICING TERMS
Illumina, Inc.
$350,000,000 aggregate principal amount of Convertible Senior Notes due 2014
February 12, 2007
This term sheet relates only to the securities described below and should be read together with the preliminary offering circular, dated February 12, 2007 (including the documents incorporated by reference in the preliminary offering circular) relating to these securities.

Issuer	Illumina, Inc. (NasdaqGM: ILMN)

Securities offered	0.625% Convertible Senior Notes due 2014

Aggregate principal amount offered	$350,000,000.

Option to purchase additional notes	$ 50,000,000.

Maturity date	February 15, 2014.

Interest	0.625% per annum, accruing from February 16, 2007, or from the most recent date to which interest has been paid or duly provided for.

Interest payment dates	Each February 15th and August 15th, beginning August 15, 2007.

Price to public	100%.

NASDAQ closing price on February 12, 2007 (reference price)	$34.93 per share.

Conversion premium	25.0% above reference price.

Conversion price	$43.66 (approximately) per share of common stock, subject to adjustment.

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Conversion rate	22.9029 shares of common stock per $1,000 principal amount of notes, subject to adjustment.

Free convertibility period	At the option of the holder, holders may convert their notes, in multiples of $1,000 in principal amount, at any time on or after November 15, 2013, through the third scheduled trading day immediately preceding the maturity date of February 15, 2014.

Optional redemption by Illumina	None.

Trade date	February 12, 2007.

Settlement date	February 16, 2007.

CUSIP	452327AA7

Sole book-running manager	Goldman, Sachs & Co.

Joint lead manager	Deutsche Bank Securities Inc.

Use of proceeds	The issuer estimates that its net proceeds will be approximately $341.4 million (or approximately $390.3 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. The issuer expects to use approximately $202 million of the net proceeds to purchase shares of its common stock in privately negotiated transactions concurrently with this offering. The issuer also intends to use a portion of the net proceeds of the offering, and of the warrants that it expects to sell to one or more of the initial purchasers or their affiliates, to pay the cost of the convertible note hedge transactions that the issuer expects to enter with them. The issuer estimates that the cost of the convertible note hedge that is not covered by the proceeds from the sale of the warrants will be approximately $41 million. If the initial purchasers exercise their option to purchase additional notes, the issuer intends to use a portion of the net proceeds from the sale of the additional notes and from the sale of corresponding additional warrants to increase the size of the convertible note hedge transactions. The issuer intends to use the balance of the net proceeds for other general corporate purposes, which may include acquisitions and additional purchases of its common stock.

Adjustment to conversion rate upon fundamental change	The number of additional shares by which the conversion rate will be increased in the event of a fundamental change will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock

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price”) paid per share of the issuer’s common stock in the fundamental change. If holders of the issuer’s common stock receive only cash in the fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of the issuer’s common stock over the 10 trading day period ending on the trading day preceding the effective date of the fundamental change.

The stock prices set forth in the first row of the table below (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under the caption “Description of Notes— Conversion Rate Adjustments” in the Offering Circular.

The following table sets forth the hypothetical stock prices and the number of additional shares to be received by which the conversion rate for the notes will be increased per $1,000 principal amount of the notes in the event of a fundamental change:

	Stock Price
Effective Date	$34.93	$36.00	$38.00	$40.00	$45.00	$50.00	$60.00	$75.00	$100.00	$125.00	$150.00
February 16, 2007	5.7257	5.4149	4.8926	4.4372	3.5256	2.8498	1.9379	1.1670	0.5624	0.2921	0.1554

February 15, 2008	5.7257	5.6305	5.0683	4.5793	3.6052	2.8883	1.9312	1.1368	0.5303	0.2678	0.1387

February 15, 2009	5.7257	5.7257	5.1877	4.6636	3.6257	2.8691	1.8735	1.0674	0.4752	0.2305	0.1148

February 15, 2010	5.7257	5.7257	5.2495	4.6865	3.5803	2.7844	1.7574	0.9544	0.3966	0.1827	0.0883

February 15, 2011	5.7257	5.7257	5.2032	4.5950	3.4141	2.5802	1.5359	0.7621	0.2687	0.0997	0.0331

February 15, 2012	5.7257	5.7257	5.0346	4.3711	3.1067	2.2417	1.2133	0.5218	0.1450	0.0391	0.0042

February 15, 2013	5.7257	5.5017	4.6021	3.8518	2.4762	1.6007	0.6839	0.2043	0.0295	0.0003	0.0000

February 15, 2014	5.7257	4.8748	3.4128	2.0971	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

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The exact stock prices and effective dates may not be set forth in the table above, in which case:
•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $150.00 per share, subject to adjustment, no additional shares will be added to the conversion rate.

•	If the stock price is less than $34.93 per share, subject to adjustment, no additional shares will be added to the conversion rate.
Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 28.6287 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under the caption “Description of Notes— Conversion Rate Adjustments” in the Offering Circular.

Purchase of Convertible Note Hedge and Sale of Warrant	In connection with the offering of the notes, the issuer intends to enter into convertible note hedge transactions with respect to the issuer’s common stock with one or more of the initial purchasers (and/or one or more of its/their affiliates) (the “counterparty”). The convertible note hedge transactions will cover, subject to customary anti-dilution adjustments, approximately 8.0 million shares of the issuer’s common stock. Concurrently with entering into the convertible note hedge transactions, the issuer also intends to enter into warrant transactions whereby the issuer will sell to the counterparty warrants to acquire, subject to customary anti-dilution adjustments, approximately 8.0 million shares of the issuer’s common stock. If the underwriters exercise their option to purchase additional notes, the issuer expects to use a portion of the net proceeds from the sale of the additional notes and the proceeds of the sale of additional warrants to increase the size of the convertible note hedge transactions. In such event, the issuer would also expect to sell additional warrants.
This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information is subject to change and does not purport to be a complete description of these securities or the offering. Please refer to the offering circular for a complete description.

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This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
This communication is being distributed solely to Qualified Institutional Buyers, as defined in Rule 144A under the Securities Act of 1933.
A copy of the offering circular for the offering can be obtained from your Goldman Sachs sales person or Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004 Attention: Prospectus Department (212-902-1171) or [Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005, (800-503-4611).

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ANNEX I
Illumina, Inc.
[Form of Lock-Up Agreement]
February [__], 2007
Goldman, Sachs & Co.,
Deutsche Bank Securities, Inc.,
c/o Goldman, Sachs & Co.
85 Broad Street
New York, NY 10004
     Re: Illumina, Inc. — Lock-Up Agreement
Ladies and Gentlemen:
     The undersigned understands that you, as representatives (the “Representatives”), propose to enter into a Purchase Agreement on behalf of the several Purchasers named in Schedule I to such agreement (collectively, the “Purchasers”), with Illumina, Inc., a Delaware corporation (the “Company”), providing for an offering of convertible senior notes (the “Notes”) of the Company that will be convertible into shares of the common stock, par value $0.01 per share (the “Common Stock”), of the Company.
     In consideration of the agreement by the Purchasers to offer and sell the Notes, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date hereof and continuing to and including the date 90 days after the date of the Offering Circular covering the Notes (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock, or any options or warrants to purchase any shares of Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock, whether now owned or hereafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the meaning of the rules and regulations of the Securities and Exchange Commission (collectively, the “Undersigned’s Shares”).
     The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.
     Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) [pursuant to a 10b5-1 sales plan [in existence on the date of this agreement][that is hereafter executed], provided that the aggregate number of shares of Common Stock of the Company sold by the undersigned during the Lock-Up Period pursuant to this clause (iii) shall not exceed [___/zero] shares, or (iv)] with the prior written consent of Goldman, Sachs & Co. on behalf of the Purchasers. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further transfer of such capital stock except in accordance with this Agreement, and provided further that any such transfer shall not involve a disposition for value. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.
     The undersigned understands that the Company and the Purchasers are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.
     Notwithstanding anything herein to the contrary, this Lock-Up Agreement shall be null and void if the Offering Circular shall not have been issued by March 1, 2007.

Very truly yours,

Exact Name of Shareholder

Authorized Signature

Title

Execution Copy
ANNEX II
[Form of Opinion of Dewey Ballantine LLP]
[Closing Date]
Goldman, Sachs & Co.
Deutsche Bank Securities Inc.
     As representatives of the several Purchasers
c/o Goldman, Sachs & Co.
85 Broad Street,
New York, New York 10004
Ladies and Gentlemen:
     We have acted as counsel for Illumina, Inc., a Delaware corporation (the “Company”), in connection with the purchase by the Purchasers (as defined below) of up to $400,000,000 aggregate principal amount of the Company’s 0.625% Convertible Senior Notes due 2014 (the “Notes”), pursuant to the Purchase Agreement, dated February 12, 2007 (the “Purchase Agreement”), between the Company and the purchasers (the “Purchasers”) named in Schedule I thereto. This opinion is being delivered to you pursuant to Section 8(b) of the Purchase Agreement. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Purchase Agreement.
     In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the following:
     (a) the Corrected Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”);
     (b) the Bylaws of the Company, as amended (the “Bylaws”);
     (c) an executed copy of the Purchase Agreement;

     (d) an executed copy of the Indenture (the “Indenture”), dated as of February 16, 2007, between the Company and The Bank of New York, as trustee (the “Trustee”);
     (e) an executed copy of the Registration Rights Agreement, dated as of February 16, 2007, between the Company and you (the “Registration Rights Agreement”);
     (f) the form of global notes representing the Notes;
     (g) records of corporate proceedings of the Company relating to (i) the authorization of the issuance, sale and delivery of the Notes and (ii) the execution and delivery of the Purchase Agreement, the Indenture and the Registration Rights Agreement;
     (h) a specimen certificate representing the form of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”);
     (i) the Preliminary Offering Circular of the Company, dated February 12, 2007, relating to the Notes (the “Preliminary Offering Circular”);
     (j) the Offering Circular of the Company, dated February 12, 2007, relating to the Notes (the “Offering Circular”);
     (k) the documents incorporated by reference in the Preliminary Offering Circular and the Offering Circular (collectively, the “Incorporated Documents”);
     (l) the final term sheet relating to the Notes, in the form attached hereto as Exhibit A (the “Final Term Sheet”);
     (m) the Certificate of Good Standing of the Company certified by the Secretary of State of the State of Delaware as of February 12, 2007 and the letter from [CT], dated [       ], stating that the office of the Secretary of State of the State of Delaware confirmed the Company’s good standing in Delaware as of [ ]; and
     (n) the Certificate of Status, Foreign Corporation, of the Company certified by the Secretary of State of the State of California as of [___] and the letter from [CT], dated [       ], stating that the office of the Secretary of State of the State of California confirmed the Company’s good standing as a foreign corporation in California as of [       ].
     Insofar as this opinion relates to factual matters, information with respect to which is in the possession of the Company, we have made inquiries of officers of the Company to the extent we believe reasonable with respect to such matters and have relied upon representations made by the Company and by one or more officers of the Company. These representations include those contained in the Purchase Agreement and the certificate dated the date hereof of the [chief financial officer] of the Company pursuant to Section 8(k) of the Purchase Agreement. We have not independently verified the accuracy of such representations or any other factual assertions made to us. As to the materiality of any fact or other matter brought to our attention, we have relied in part upon the views and judgments of officers and other representatives of the Company.
     In giving this opinion, we have assumed the authenticity of all instruments presented to us as originals, the conformity to the originals of all instruments presented to us as copies, the genuineness of all signatures, the competency of all individuals signing all instruments presented to us, the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, agreements, instruments and certificates we have reviewed as of their stated dates and as of the date hereof and, insofar as any opinion relates to agreements between the Company and third parties, the due and valid authorization, execution and delivery of such agreements by such third parties. For the purpose of this opinion, we have also assumed that the certificates representing the Notes will conform as to form to the form of global notes examined by us. We have not independently verified the accuracy of any of these assumptions.
     Based upon the foregoing, and in reliance thereon, and subject to the additional limitations, qualifications and exceptions set forth below, we are of the opinion that:
     (i) the Company has been duly incorporated under the Delaware General Corporation Law (the “DGCL”) and is validly existing and in good standing under the laws of the State of Delaware, with corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Offering Circular and the Incorporated Documents; and the Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of the State of California;
     (ii) the Company’s authorized capital stock is as set forth in the Offering Circular under the caption “Capitalization”; the capital stock of the Company conforms in all material respects to the description thereof contained in the Offering Circular; and the shares of Common Stock initially issuable upon conversion of the Notes have been duly and validly authorized and reserved for issuance and, upon the conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be duly and validly issued and fully paid and nonassessable and will conform in all material respects to the description of the Common Stock included in the Offering Circular;
     (iii) to our knowledge, there is no pending or threatened action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or the Company’s property of a character that would be required by Item 103 of Regulation S-K promulgated under the Act to be disclosed in a prospectus contained in a registration statement filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) which is not so disclosed in the Offering Circular or in any Incorporated Document;
     (iv) the statements included in the Offering Circular under the captions “Description of Notes,” “Description of Convertible Note Hedge and Warrant Transaction” and “Certain United States Federal Income Tax Considerations,” to the extent such statements describe the provisions of laws or documents referred to therein, are fair and accurate in all material respects;
     (v) each Incorporated Document (other than the financial statements and the notes thereto and the schedules and other financial, accounting and statistical information included or incorporated by reference therein, as to which we express no opinion), when it was filed with the Commission or when it became effective under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder;

     (vi) the Purchase Agreement has been duly authorized, executed and delivered by the Company;
     (vii) the Notes have been duly authorized by the Company and, when issued and authenticated in accordance with the Indenture against payment therefor as provided in the Purchase Agreement, will be duly and validly issued and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law;
     (viii) the Indenture has been duly authorized, executed and delivered by the Company and, assuming it was duly authorized, executed and delivered by the Trustee, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law;
     (ix) the Registration Rights Agreement has been duly authorized, executed and delivered by the Company and, assuming it was duly authorized, executed and delivered by the other parties thereto, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law;
     (x) the Company is not and, after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Offering Circular, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”);
     (xi) no consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the consummation by the Company of the transactions contemplated by the Purchase Agreement, the Indenture or the Registration Rights Agreement except (i) such as may be required under the Securities Act and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) with respect to the Company’s obligation to file a registration statement with the Commission under the Securities Act and make the same effective under the Securities Act, (ii) such as may be required by the Securities Act in connection with the shares of Common Stock issuable upon conversion of the Notes in accordance with their terms and the terms of the Indenture, (iii) such as may be required under the blue sky laws of any jurisdiction, or by the National Association of Securities Dealers, Inc., as to which we express no opinion, and (iv) such other approvals as have been obtained;
     (xii) neither the issue and sale of the Notes, nor the compliance by the Company with any of the provisions of the Notes, the Indenture, the Registration Rights Agreement or the Purchase Agreement, nor the consummation by the Company of any of the transactions contemplated thereby will result in a material breach or violation of (1) the Certificate of Incorporation or the Bylaws, (2) the terms of any of the agreements listed on Schedule A hereto, or (3) any statute, law, rule or regulation (excluding any antifraud rules or regulations) applicable to the Company, or any judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of the Company’s properties known to us to be applicable to the Company; and
     (xiii) assuming the Notes are offered and sold in the manner contemplated by the Purchase Agreement and that the representations of the Company and the Purchasers in the Purchase Agreement, and the representations made or deemed, as provided in the Preliminary Offering Circular and the Offering Circular under the caption “Notice to Investors,” to have been made by each person to whom Notes are offered and sold by the Purchasers, are true, correct and accurate, no registration of the Notes under the Securities Act or qualification of the Indenture under the Trust Indenture Act is required in connection with the offer and initial resale of the Notes by the Purchasers under the circumstances contemplated by the Purchase Agreement, it being understood that we express no opinion as to any subsequent resales of Notes acquired by investors from the Purchasers.
     We have not undertaken to determine independently, and therefore do not assume any responsibility explicitly or implicitly for, the accuracy, completeness or fairness of the statements contained in the Pricing Disclosure Package (as defined below) or the Offering Circular (except to the extent set forth in paragraph (iv) above). We have participated in conferences with officers of the Company, representatives of the Purchasers, representatives of counsel to the Purchasers and representatives of the Company’s independent auditors during which conferences the contents of the Pricing Disclosure Package and the Offering Circular were reviewed and discussed. Based upon and subject to the foregoing, nothing has come to our attention that causes us to believe that (a) the Pricing Disclosure Package, at the Applicable Time, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (b) the Offering Circular, as of the date of the Offering Circular or as of the date hereof, in each case including the documents incorporated by reference therein as of the date of the Offering Circular and as of the date hereof, respectively, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (except, in the case of each of clauses (a) and (b), as to the financial statements and the notes thereto and the schedules and other financial, accounting and statistical information included or incorporated by reference in the Pricing Disclosure Package or the Offering Circular, as to which we express no opinion or view).
     As used in the immediately preceding paragraph herein, (a) the term “Pricing Disclosure Package” means the Preliminary Offering Circular, including the documents incorporated by reference therein as of the Applicable Time (as defined below), together with the Final Term Sheet; and (b) the term “Applicable Time” means 5:00 P.M., New York City time, on February 12, 2007.
     As used in this opinion, the expression “to our knowledge” and similar expressions refer to the actual knowledge of those attorneys currently in our firm who have been actively involved in giving substantive attention to representing the Company, but not including any constructive or imputed notice of any information and, except as expressly stated herein, without independent factual investigation for the purpose of rendering an opinion.
     We are members of the bar of the State of New York, and the opinions expressed herein are limited to the laws of the State of New York, the DGCL and the federal laws of the United States of America. We do not express any opinion as to the laws, or to matters governed by the laws, of any other jurisdiction or, in the case of Delaware, any other law, nor do we express any opinion with respect to patent matters. We also do not express any opinion with respect to any local law, rule or regulation. To the extent that the contracts, agreements or other instruments referred to in paragraphs (ii), (iv) and (xii) above are governed by the laws of any jurisdiction other than the State of New York, we have assumed that such laws are identical to the internal laws of the State of New York, although we have not engaged in any investigation regarding the accuracy of such assumption nor do we express any opinion or view as to whether such assumption is reasonable.
     Our opinion set forth in paragraph (i) above is based solely on our review of the certificates and other documents referenced in paragraphs (a), (b), (m) and (n) of this letter without further investigation.
     In reviewing contracts, agreements and instruments for purposes of this opinion, we have assumed that (i) such contracts, agreements and instruments are enforceable against the parties thereto in accordance with their respective terms, (ii) such contracts, agreements and instruments have not been amended, modified or superseded in any respect, whether by express act of the parties, course of conduct of the parties or otherwise and (iii) the terms of such contracts are to be interpreted in accordance with their plain meaning and without regard to extrinsic evidence.
     Our opinions set forth in paragraphs (xi) and (xii) above are limited to, and based upon, those published laws, rules and regulations of the State of New York and the federal laws of the United States of America, and the DGCL, in each case as in effect on the date hereof and which, in our experience, are normally applicable to transactions of the type contemplated by the Purchase Agreement.
     Except as expressly stated herein, we express no opinions or views in the numbered paragraphs above with respect to the Company’s compliance or non-compliance with applicable federal securities laws. We express no opinion or views with respect to state securities laws.
     The foregoing opinion is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.
     This opinion, which we have furnished to you in connection with the transactions contemplated by the Purchase Agreement, is solely for your benefit and may not be relied upon, used, circulated, summarized, referred to or quoted by any other person or for any other purpose, or reproduced or filed publicly by any person, in whole or in part, without our prior written consent.
Very truly yours,

EXHIBIT A
[Final Term Sheet]

SCHEDULE A
1)	License Agreement dated May 6, 1998 between Tufts University and Illumina, Inc.

2)	Non-Exclusive License Agreement dated January 24, 2002 between Amersham Biosciences Corporation and Illumina, Inc.

3)	License Agreement dated June 24, 2002 between Dade Behring Marburg GmbH and Illumina, Inc.

4)	Purchase and Sale Agreement and Escrow Instructions dated June 18, 2004 between Bernardo Property Advisors, Inc. and Illumina, Inc.

5)	Single Tenant Lease dated August 18, 2004 between BMR-9885 Towne Center Drive LLC and Illumina, Inc.

6)	Settlement and Cross License Agreement dated August 18, 2004 between Applera Corporation and Illumina, Inc.

7)	Collaboration Agreement dated December 17, 2004 between Invitrogen Corporation and Illumina, Inc.

8)	Joint Development and Licensing Agreement effective as of May 15, 2006 between deCODE Genetics, ehf. and Illumina, Inc.